UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 6, 2011	(May 6, 2011)

Metro Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-50961	25-1834776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 Paxton Street, Harrisburg, Pennsylvania	17111
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	800-653-6104

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2011, Metro Bank, a wholly-owned subsidiary of Metro Bancorp, Inc. (“Metro”) announced the appointment, effective May 9, 2011, of two senior officers. Percival B. Moser, III, age 64, has joined the Bank as Senior Vice President and Chief Operating Officer and Lori A. Calhoun, age 44, has joined the Bank as Senior Vice President and Chief Risk Officer.

Mr. Moser previously served from March 2008 to April 2011 as an executive vice president at TD Bank following TD Bank's acquisition of Commerce Bank. He was responsible for TD Bank's commercial and small business credit support operations. He had served Commerce Bank from January 2004 to March 2008 as Executive Vice President, Chief Credit Policy Officer and Lending Support Executive. He has served as a member of the National Clearinghouse Association board of directors, as well as the Philadelphia International Bank board of directors and on the Banking Administration Institute's cash management executive committee.

Ms. Calhoun previously served as Senior Vice President and Senior Risk Officer for PNC Financial Services Group, Inc. from 2008 to 2010, where she led risk management and enterprise-wide regulatory initiatives. Prior to that time she served as Vice President and Director of Corporate Initiatives and Special Projects from 2002 to 2008. She is a member of the Risk Management Association, the Association of International Product Marketing and Management and the American Marketing Association.

Also on May 6, 2011, Peter M. Musumeci, Jr., Senior Loan Officer of Metro Bank announced his plan to retire from his position effective June 1, 2011 and continue to serve the Bank as a consultant to each of the lending functions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metro Bancorp, Inc.
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(Registrant)

Date: May 6, 2011

/s/ Mark A. Zody
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Mark A. Zody
Chief Financial Officer